EXHIBIT 99.1

AMENDMENT NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”), effective January 11, 2022, amends the Executive Employment Agreement entered into as of September 1, 2018 (the “Agreement”) by and between Haynes International, Inc., a Delaware corporation (the “Company”), and Michael L. Shor (the “Executive”).

WHEREAS, the Company and the Executive have entered into the Agreement; and

WHEREAS, for the avoidance of doubt, the Company and the Executive wish to amend the Agreement to clarify certain provisions to more accurately reflect the parties’ intent as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree as follows:

1.	Section 1(f)(iii)(A) shall be amended by (i) deleting the phrase “whole months” and replacing it with the word “days” in clause (z) and (ii) by deleting the phrase “twelve months” and replacing it with the phrase “three hundred sixty five (365) days” in clause (z).

2.	Section 1(f)(iv)(A) shall be amended by adding the following after “through and including the Termination Date” and before “(“CIC Severance Benefit”)”:

“ and a bonus for the fiscal year in which the Termination Date occurs in an amount equal to the Executive’s target bonus for such fiscal year under the bonus or incentive compensation plan maintained by the Company, calculated as if the Executive earned one hundred percent (100%) of such target bonus (the “Severance Bonus”), multiplied by a fraction, the numerator of which is the number of days the Executive worked in the fiscal year in which the Termination Date occurs and the denominator of which is three hundred sixty five (365)”.

3.	Section 1(f)(iv)(B)(i) shall be amended by deleting the phrase “six months” and replacing it with “one year”.

4.	Section 1(f)(vi) shall be deleted in its entirety and replaced with the following:

“(vi)  Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined (as hereinafter provided) that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to Section 1(f)(iv) of this Agreement, or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any grants under the Company’s long-term incentive plan, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (in the aggregate “Total Payments”), would be subject, but for the application of this clause (vi), to the excise tax imposed by Code Section 4999 (or any successor provision thereto) (the “Excise Tax”) by reason of being considered “contingent on a change in ownership or control” of the Company and as being considered an “excess parachute payment,” both within the meaning of Code Section 280G (or any successor provision thereto), the Executive shall receive the greater of:

(a)            The Safe Harbor Amount (as defined below); or

(b)            The aggregate Parachute Value (as defined below) of the Total Payments less the applicable Excise Tax.

For purposes of this Agreement, the “Safe Harbor Amount” is the maximum aggregate Parachute Value of the Total Payments that may be paid or distributed to the Executive or for the benefit of the Executive without triggering the Excise Tax because such amount is less than three times the Executive’s “base amount,” within the meaning of Code Section 280G. The “Parachute Value” of the Total Payments is the aggregate present value as of the date of the Change in Control of that portion of the Total Payments that constitutes “parachute payments,” within the meaning of Code Section 280G. The calculation of the Total Payments, the Safe Harbor Amount and the Parachute Value, as well as the method in which the reduction in payments hereunder will be applied, shall be conducted and determined by a national accounting firm selected by the Company, and its determinations shall be binding on all parties; provided, however, that if the calculation of such national accounting firm will result in a reduction of any of the payments to be made to the Executive hereunder, prior to issuance of the final and binding determination, the Executive shall be given a reasonable opportunity to (i) review and comment upon all of the material, information and documentation provided to the national accounting firm by the Company, and (ii) offer such input as the Executive may determine to be helpful to the national accounting firm’s preliminary determination. If, in any future year, a determination is made that the reduction described in this clause (vi) was not required, then payment of such reduced amount shall be made by the Company to the Executive as soon as administratively feasible.”

5.	Section 1(f)(vii) shall be amended by (i) adding the following prior to the end of the sentence: “and the Severance Bonus” and (ii) adding new language to the section (as so modified) as follows:

“In addition, all outstanding Company stock options as of the effective date of such termination of employment, to the extent not previously vested and exercisable, shall become vested and exercisable upon the Executive’s Release Effective Date and shall remain exercisable after such termination for a period equal to the lesser of (i) six months following the Release Effective Date, or (ii) the expiration of the original exercise period of such options (not to exceed ten years). All restricted stock, performance shares, phantom equity plans, and any other form of equity compensation previously awarded to the Executive and in effect as of the effective date of termination shall vest, if at all, as of such effective date in accordance with the terms and conditions of each respective award agreement and applicable plans, and nothing herein shall entitle Executive to acceleration or other change to such agreements and plans.”

6.	Capitalized terms used by not defined herein have the meanings ascribed to them in the Agreement. Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, the parties hereby agree to the foregoing as of the date first set forth above.

Haynes International, Inc.

By:	/s/ Janice Gunst
Name:	Janice Gunst
Title:	Vice President – General Counsel

/s/ Michael L. Shor

Michael L. Shor